Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax
May 6, 2026

Blaize Holdings, Inc.
4659 Golden Foothill Parkway,
Suite 206
El Dorado Hills, California 95762

Ladies and Gentlemen:
We have acted as counsel to Blaize Holdings, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of 18,918,918 shares (the “Firm Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) and up to 2,837,837 shares of Common Stock (the “Option Shares” and together with the Firm Shares, the “Shares”) subject to an option to purchase additional shares granted to the underwriters of the offering. The Shares are being offered pursuant to the Registration Statement on Form S-3 (Registration No. 333-292986) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 27, 2026 under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus, dated January 27, 2026, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), the preliminary prospectus supplement, dated May 5, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus Supplement”), and the final prospectus supplement, dated May 6, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated as of May 6, 2026, by and among Northland Securities, Inc., as the sole underwriter, and the Company (the “Underwriting Agreement”).
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.
In rendering the opinions expressed herein, we have examined or are otherwise  familiar with the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated ByLaws (the “ByLaws”) of the Company, each as amended to the date hereof, and we have reviewed originals, or copies certified or otherwise authenticated to our satisfaction, of (i) the Registration Statement, (ii) the Preliminary Prospectus Supplement, (iii) the Prospectus, (iv) the Underwriting Agreement, and (v) the corporate actions taken by the Company in connection with the authorization of the Underwriting Agreement and the Shares. We have also examined a certificate of the Corporate Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate and other records, agreements, instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed and have made such examination of statutes and decisions and reviewed such questions of law as we have considered relevant and necessary in connection with the opinion hereinafter expressed.
Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that the issuance and sale of the Shares have been duly authorized by all corporate action on the part of the Company, and (i) when the Shares have been issued by the Company against payment of the agreed-upon consideration therefor in accordance with the provisions of the Underwriting Agreement, and (ii) upon the due registration of issuance and constructive delivery through book entry of such Shares by the transfer agent and registrar therefor in the name or on behalf of the purchasers thereof, then, upon the happening of such events, such Shares will be validly issued, fully paid and non-assessable.

May 6, 2026

As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others as to the accuracy of such factual matters, in each case, without any independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures, including electronic signatures, appearing upon agreements, instruments, certifications, documents, and proceedings submitted to us for review, (b) that each document submitted to us for review is accurate and complete, each such document that is an original is authentic and each such document that is a copy conforms to an authentic original, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, certificates, documents and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinion set forth herein to take into account any event, action, interpretation or change in law or facts occurring subsequent to the date hereof that may affect the validity of such opinion. This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.
We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company filed with the Commission on the date hereof and thereby incorporated by reference into the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP FAEGRE DRINKER BIDDLE & REATH LLP